Exhibit 10.22

LICENSE AND MANUFACTURING AGREEMENT

THIS LICENSE AND MANUFACTURING AGREEMENT (the “Agreement”) is entered into as of July 1, 2021, by and between, THE CIMA GROUP LLC, a Colorado limited liability company, with its principal place of business located at 1668 Valtec Lane Boulder, CO 80301 (“Licensor”), and Everest Apothecary, Inc., a New Mexico nonprofit corporation with its principal place of business located at 9241 4th Street NW, Albuquerque, NM 87114 (“Licensee”). Licensor and Licensee are each a “Party” and together the “Parties”. The effective date of the Agreement shall be the date which Licensee receives regulatory approval of the Licensed Products (defined below) by either the New Mexico Department of Health, or the New Mexico Licensing and Regulation Department (“Effective Date”).

Recitals

A.Licensor is the developer and owner of the “Intellectual Property” or “Licensed IP” (defined below) related to cannabis-infused products.

B.Licensor has experience developing a market for sales of its cannabis-infused products.

C.Licensee wishes to use the Intellectual Property and Licensor’s expertise in connection with the manufacture, sale, and distribution of the “Licensed Products” (defined below) in the state of New Mexico (the “Territory”).

D.Licensee desires to secure the right to acquire certain packaging, promotional materials, and raw materials from Licensor in connection with its use of the Intellectual Property and production of the Licensed Products pursuant to the terms of this Agreement.

Agreement

IN CONSIDERATION OF the mutual promises and covenants contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Grant of License. Licensor hereby grants to Licensee, subject to the terms and conditions of this Agreement, an exclusive, non-transferable, revocable (in accordance with the terms of this Agreement), license (the “License”) to the Licensed IP to create, produce, manufacture, advertise, and sell the products set forth on Exhibit A (the “Licensed Products”) in the Territory until the expiration or earlier termination of this Agreement. “Licensed IP” (sometimes referred to in this Agreement as “Intellectual Property”) means, with respect to the Licensed Products in the Territory: (a) test results, databases, and notebook entries developed or made as a result of the manufacture of the Licensed Products, all of which shall immediately become the property of Licensor, whether created  by Licensor or Licensee (“Data”);  (b) any art or process, method, machine, manufacture, design, formulation, or composition of matter, or any new and useful improvement thereof, developed or made as a result of which is or may be patentable under the patent laws of the United States, all of which shall immediately become the property of Licensor, whether created by Licensor or Licensee (“Inventions”); (c) Licensor’s Standard Operating Procedures (“SOPs”) and formulations, recipes, production technology, packaging methodologies, information, distribution and sales networks and skills (“Know How”); and (d) brands, trademarks, trade dress and service marks owned by Licensor, whether registered or unregistered (“Marks”). In consideration for the License, Licensee shall pay to Licensor the Revenue share set forth on Exhibit B. Notwithstanding anything to the contrary, “Licensed IP” shall not include: (i) any industry standard or generic formulations, recipes, or combinations; (ii) any of the foregoing that relate to products other than the Licensed Products.

2.Acceptance of License. Licensee hereby accepts the License and shall create, produce, manufacture, and sell the Licensed Products only in accordance with the terms and conditions set forth in this Agreement. Licensee shall notify Licensor promptly, in writing, if Licensee becomes aware of any uses of the Licensed Names (as defined in Exhibit A) or names that are confusingly similar to the Licensed Names.

3.Term.

(a)Subject to the provisions below, the term of this Agreement shall be three (3) years, commencing on the Effective Date (“Initial Term”). The Parties shall meet six (6) months prior to the expiration of the Initial Term to discuss the potential renewal of this Agreement in accordance with this Section. Upon the conclusion of the Initial Term, the Agreement may renew for up to three (3) additional Terms of one (I) year each (each, a “Renewal Term”). For purposes of clarification, the Parties may agree, but shall have no obligation, to extend this Agreement beyond the expiration date of the Initial Term. Additionally, the Parties may agree (but shall have no obligation) to extend the term of the current Agreement (“Extended Term”) and/or negotiate new or additional rights and/or obligations under the Agreement at any time during the Initial Term or any Renewal Term, pursuant to a written agreement signed by both Parties. The Initial Term and any and all Renewal Terms(s) and Extended Term(s) shall be referred to collectively as the “Term”.

(b)Notwithstanding Section 3(a), either Party may terminate this Agreement prior to the expiration of the Term for breach of this Agreement as follows: Following a breach, the non breaching Party shall give the breaching Party written notice of the breach. If the breach remains uncured for fourteen (14) days after the date of receipt of such written notice, then the nonbreaching Party may terminate this Agreement by giving thirty (30) days written notice of termination. For purposes of this Section 3, the inability of Licensee to meet the agreed upon launch schedule or agreed upon modifications to such schedule shall be considered a breach of this Agreement to the extent that such inability does not arise from any delay on the part of the Licensor or result from circumstances over which Licensee has no control (e.g., events of force majeure). Licensor may terminate this Agreement prior to the expiration of the Term without Licensee having a right to cure for: i) material violation by Licensee of Applicable Law. “Applicable Law” means the state cannabis laws and regulations of the Territory; or ii) Licensee’s inability to meet the agreed upon inventory unit numbers as set forth in Section 8(s) below, to the extent that such inability does not arise from any delay on the part of the Licensor or result from circumstances over which Licensee has no control (e.g., events of force majeure).

(c)Notwithstanding Section 3(a), Licensor shall have the right to terminate this Agreement prior to the expiration of the Term for a change in Licensor’s current ownership as follows: If fifty percent (50%) or more of the current ownership of Licensor (cumulatively) is transferred to a thirdparty that is unrelated to, or unaffiliated with, Licensor or any of the current owners of Licensor, then Licensor shall have the right to terminate this Agreement by giving thirty (30) days prior written notice of termination to Licensee.

(d)Notwithstanding Section 3(a), Licensee shall have the right to terminate this Agreement prior to the expiration of the Term for a change in Licensee’s ownership as follows: If 50% or more of the ownership of Licensee (cumulatively) is transferred to a third-party that is unrelated to, or unaffiliated with, Licensee or any of the Licensee’s current owners, then Licensee shall have the right to terminate this Agreement by giving thirty (30) days prior written notice of termination to Licensor.

(e)Notwithstanding Section 3(a), Licensor shall have the right to terminate this Agreement prior to the expiration of the Term for a change in federal cannabis law by giving thirty (30) days written notice of terminatio n.

4.Effects of Expiration and/or Termination. Upon termination or expiration of this Agreement for any reason, the obligations of each Party shall cease, except that Licensee shall (a) pay to Licensor the Revenue share and any and all monies owed pursuant to Exhibit B for charges for all services performed by Licensor and (b) have sixty (60) days (“Sell-Off Period”) to sell any Licensed Product in Licensee’s possession or which is a work-in-process at the time of expiration and/or termination. Any Licensed Products sold by Licensee during the Sell-Off Period shall be subject to the Revenue sha re described in Exhibit B. With the exception of 4(b) above, upon the expiration or termination of the Agreement, Licensee shall immediately: a) cease all use of the Licensed IP; b) cease all manufacturing, marketing and/or sale of the Licensed Products; c) destroy and/or return to Licensor any and all marketing materials related to the Licensed Products and/or Licensed IP; and d) return to Licensor all Licensed IP.

5.Revenue share. No later than the fifteenth (15th) day of each calendar month, Licensee shall provide a calculation of the revenue share earned by Licensor for the previous calendar month, in accordance with Exhibit B (“Revenue share”). No later than the last day of each calendar month, Licensee shall pay to Licensor the Revenue share earned by Licensor for the previous calendar month, in the amount set forth on Exhibit B. Licensee shall pay to Licensor interest at the rate of one and one-half percent (1.5%) per month, compounded monthly, on any amounts not paid when due.

6.Training. Licensor shall provide Licensee up to fifteen (15) days of R&D training at Licensee’s facility, or on a remote basis, and SOPs related to the Licensed Products and reasonable ongoing support throughout the Term. If the Manufacturing Management of Licensee changes during the term of this Agreement, Licensor shall provide additional training.

“Manufacturing Management” is defined as the person or persons who train Licensee’ s staff on Licensor’s processes. All training described in this Section 6 shall be at Licensor’ s expense.

7.Licensor’s Obligations.

(a)Licensor shall provide to Licensee a copy of Licensor’ s detailed SOPs and all other Licensed IP for any and all aspects of production, manufacture, & quality assurance, for the Licensed Products.

(b)Licensor shall provide to Licensee at no costs any and all Intellectual Property related to the Licensed Products and their packaging, labeling, and advertising as is reasonably necessary to allow Licensee to produce, package, advertise and/or sell the Licensed Products in accordance with Licensee’s obligations under this Agreement and Applicable Law.

(c)Licensor shall print and provide Licensee with all Point-of-Sale displays, with such displays to be reviewed and approved by Licensee for compliance with Applicable Law.

(d)Licensor shall provide to Licensee a list of (i) required equipment for the production and packaging of the Licensed Products (“Required Equipment”); (ii) requirements for the safety, use and operation of Required Equipment; and (iii) all required raw material.

(e)Licensor shall provide to Licensee a floor plan and facility layout specific to the processing and manufacturing premises.

(f)Prior to the commencement of any production of the Licensed Products and as may be required by change in Applicable Law, Licensor shall design the packaging for the Licensed Products and submit packaging designs to Licensee. Licensee shall review such designs to determine such packaging complies with Applicable Law. Upon approval of the final design by both Parties, Licensee shall thereafter inform Licensor of any change to Applicable Law affecting the packaging, within thirty (30) days of the implementation of said change, as well as recommend changes to the existing packaging to conform to and comply with Applicable Law.

(g)Where state law allows, Licensor may dedicate a mutually agreed-upon number of Wana Brands brand ambassadors to the Territory.

(h)Where state law allows, Licensor agrees to share in the cost of promotional discounts offered by licensed retail establishments to customers, on a pro rata basis proportionate to the revenue share percentages described in Exhibit B.

(i)Upon approval of such budget by Licensor’ s management team, Licensor shall provide Licensee with an annual sales and marketing budget for the Territory.   Licensor shall also provide a mid-year reforecast of the sales and marketing budget for the Territory, based upon year-to-date sales performance and market conditions. Prior to any finalization of such budget, Licensor shall first receive approval from the Licensee on the amount and use of spend.

(j)Licensor shall have final approval on all marketing materials and press releases prior to release.

8.Licensee’s Obligations. Licensee shall:

(a)Adhere to the recipes provided as part of the Licensed IP and other SOPs and to follow the quality assurance protocols for production and delivery as set forth in Exhibit C unless otherwise instructed by Licensor or agreed by the Parties in writing.

(b)Participate in production audits and oversight monitoring of all Licensed IP (using Licensor’s internal team or a third-party auditor) and regulatory audits (using a third-party compliance or consulting firm) as reasonably required to ensure operational and regulatory compliance as specified in, and subject to the terms of Exhibit C. Any production audits, oversight monitoring, or third-party audits shall be paid for by Licensor.

(c)Make no changes to any branding, packaging, or marketing materials provided by Licensor, except if such branding, packaging, or marketing materials does not comply with Applicable Law.

(d)Use the appropriate TM or ® symbol in connection with the Marks, as required by Exhibit C.

(e)Provide or purchase all the cannabis or its derivatives, and all other ingredients as determined to be reasonably necessary by Licensee for Licensee to produce a sufficient amount of the Licensed Products to meet the reasonably anticipated demand in the Territory for the Licensed Products.

(f)Provide or purchase the Required Equipment deemed to be reasonably necessary by Licensee for the production, packaging, and storage of the Licensed Products.

(g)Provide or purchase the packaging materials deemed to be reasonably necessary by Licensee for the packaging of the Licensed Products.

(h)Provide, in its reasonable discretion, adequate personnel to manufacture, sell, fulfill, and deliver the Licensed Products.

(i)Have on hand for the R&D session and the first training session all Required Equipment, and sufficient raw materials, reasonably necessary for the production of a three-month Supply of Licensed Products. Three-month supply is to be mutually determined by the Parties based upon agreed forecasted sales. If all of the required equipment and raw materials are not present when Licensor arrives at the facility, and if Licensor is not able to conduct R&D or begin training due to the lack of equipment or raw materials, then Licensee shall pay Licensor Five Hundred Dollars ($500) for every day that Licensor is unable to perform R&D or training while Licensor is present at the facility. In the event that the Licensor is unable to procure the required equipment and raw materials within four (4) business days in which the Licensor is present, then the Licensee shall terminate the R&D session, pay any out of pocket costs associated with the session and reschedule a new date.

(j)Purchase labels or pre-printed packaging for Licensed Products from Licensor’s prescribed vendor, or if Licensee chooses a vendor, Licensor gives approval of the vendor, such approval shall not be unreasonably denied, delayed, or conditioned.

(k)Provide licensed facilities, that comply with Applicable Law, in which to produce the Licensed Products and provide adequate personnel to ensure the ongoing compliance of the facilities and compliance responsibilities related to the Licensed Products.

(1)Provide Manufacturing and packaging areas that are climate controlled, not to exceed an average of forty (40%) humidity.

(m)Provide and pay for utilities, insurance, and all other operating requirements for Licensee’s facility.

(n)Within one month after the Effective Date, both Parties will agree upon plans for allowing Licensee to provide its wholesale customers with medicated and /or non-medicated samples in compliance with state licensing laws (the “Customer Sampling Plan”). Licensee may deduct the direct production cost of the non-medicated and/or medicated samples from the monthly Revenue share, as described in Exhibit B.

(o)Provide to Licensor copies of all production and laboratory test results supplied by external third parties pertaining to the quality and strength of all cannabis derivatives to be used in the production of the Licensed Products and pertaining to the manufactured Licensed Products.

(p)Timely pay to Licensor all fees described in Exhibit B. Licensee’s failure to pay fees to Licensor within fifteen (15) days after written notice received from Licensor shall be a non-curable breach of this Agreement. If Licensor has given two (2) such notices to Licensee during a given calendar year of this Agreement, any subsequent failure of Licensee to timely pay to Licensor its fees shall be a non-curable breach of this Agreement without any notice by Licensor.

(q)Ensure that Licensed Products are available within ninety (90) days after Effective Date. If Licensee fails to meet this requirement, it shall pay to Licensor Five Thousand Dollars ($5,000) for every calendar month (prorated for any portion of any applicable calendar month) until Licensee makes the Licensed Products available.

(r)Purchase pectin from Licensor at Licensor’s cost plus the actual cost of shipping and a fee of (10%) of the product cost to account for handling.

(s)Maintain a minimum inventory of Licensed Products equal to three-fourths of the previous calendar month’s sales, unless otherwise agreed by the Parties in writing. Within thirty (30) days after the Effective Date, both Parties will agree on how many units constitute a three-week inventory for the first six (6) months of sales (“The Initial Launch Period”). Thirty (30) days prior to the end of the Initial Launch Period and each quarterly period thereafter, both Parties will agree to the minimum quarterly backstock units required. If Licensee is unable to maintain the agreed upon inventory unit numbers for any two consecutive months, Licensor may, upon reasonable advance notice to Licensee, and following an opportunity to cure, terminate the Agreement.

(t)	Fill and ship all orders within five (5) business days.

(u)Employ or contract with an expert with regard to local and state compliance matters, and alert Licensor of any regulatory changes in a timely manner.

(v)Provide notice to Licensor of any changes to the wholesale price of the Licensed Products at least fifteen (15) days in advance of the implementation of said changes.

(w)Obtain written approval from Licensor before offering trade or cash discounts on the licensed products.

(x)If Program is available in the Territory, participate in BOS Analytics’ retail sales tracking program by sharing Licensee’s retail sales data with BOS Analytics monthly, either manually through a data export or via API. Program described in Exhibit D.

(y)Where state law allows, share in the cost of promotional discounts offered by licensed retail establishments to customers, on a pro rata basis proportionate to the revenue share percentages described in Exhibit B.

(z)Review and approve Licensor-designed branding, packaging, point-of-sale displays and other marketing materials for compliance with Applicable Law.

(aa)Use THC distillate in the manufacture of the Licensed Products that meets the color and potency standards outlined in Exhibit E.

9.Mutual Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor, its affiliates, managers, directors, officers, agents and employees, at its sole expense, against any and all proceedings, suits, claims , demands, causes of action, debts or liabilities, including reasonable attorneys’ fees and amounts paid in settlement (collectively “Losses”) arising out of or in connection with: (1) Licensee’s breach of any representation , warranty, covenant, restriction , obligation or other agreement contained in this Agreement; or (2) any claim or allegation of a third-party of personal injury or property damage determined by a competent authority to be attributable to the acts, omissions or negligence of Licensee or Licensee’s employees or agents; or (3) any false or misleading claims made by Licensee in connection with the use of Licensed IP and/or Licensed Products; provided, however, in all such cases, that the Loss does not arise from any negligence or misconduct on the part of Licensor. Licensor shall indemnify, defend and hold harmless Licensee, its affiliates, managers, directors, officers, agents and employees, at its sole expense, against any and all Losses arising out of or in connection with: (1) Licensor’s breach of any representation, warranty, covenant, restriction, obligation or other agreement contained in this Agreement; (2) any claim or allegation of a third-party of personal injury or property damage determined by a competent authority to be attributable to the acts, omissions or negligence of Licensor or Licensor’s employees or agents; or (3) any false or misleading claims made by Licensor about or in connection with Licensed IP and/or Licensed Products; or (4) any claim or allegation of a third-party related to Licensee’s use of Licensor’s Licensed Marks, Licensed Recipes and/or Licensed Products to the extent it does not arise from any negligence or misconduct on the part of Licensee; or (5) that Licensee’s rights hereunder, or the Licensed Products, infringes, misappropriates, or otherwise violates the intellectual property or proprietary rights of any third party.

10.Ownership of Licensed IP.

(a)Licensee acknowledges and agrees that Licensor has the exclusive right, title and interest in and to the Licensed IP, all goodwill associated therewith and all rights relating thereto, and shall not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of Licensor’s rights in and to the Licensed IP. Any sales of the Licensed Products and/or any use of the Licensed IP by Licensee shall inure solely to the benefit of Licensor. Licensee shall not at any time knowingly adopt or use, without Licensor’s prior written consent, any name or trademark that is similar to or likely to be confused with, the Marks, nor shall Licensee attempt to register or own any certificates of registration for any name or trademark similar to the Marks with the U. S. Patent and Trademark Office or with any state or local trade name or trademark registration entity or process.

(b)Licensor and Licensee agree to take whatever action Licensor, using reasonable business judgment, deems necessary to protect the validity and strength of the Licensed IP within the Territory. Such action may include, without limitation, (i) assuming responsibility for the defense of any lawsuit challenging or affecting rights to the Licensed IP, or (ii) instituting legal proceedings and/or litigation to protect Licensor’s rights to the Licensed Products or the Licensed IP. Should Licensor choose to take any action with respect to protection of the strength and validity of the Licensed Products and/or Licensed IP, Licensee agrees to cooperate fully with Licensor and comply with all requests for assistance in connection therewith.

11.Confidentiality. Licensee acknowledges and agrees that the Licensed IP have been developed by Licensor through the investment of significant time, effort and expense, that the Licensed IP, and specifically the Standard Operating Procedures, constitute Trade Secrets of Licensor, and that the Licensed IP is a valuable, special and unique asset of Licensor which provides it with a significant competitive advantage in the marketplace and shall remain the exclusive property of Licensor. Except as required for its performance of this Agreement, Licensee shall hold in confidence and shall not, directly or indirectly use, disseminate, disclose to any person or organization, or publish any of the Licensed IP without the express permission of Licensor, or the contents of this Agreement, except as may be necessary to enforce it. Licensee shall take all commercially reasonable steps to ensure that its employees and subcontractors maintain the confidentiality of the Licensed IP and the contents of this Agreement. Upon termination or expiration of this Agreement for any reason and in addition to Licensee’ s return obligations under Section 4, above, (a) except for any inforn1ation related to Licensee’s proprietary, confidential information, or inforn1ation which is needed by Licensee for tax purposes, Licensee shall return to

Licensor any and all books, records , documents , materials and/or other repositories of information related to the Licensed IP or based upon (in whole or in part) the Licensed IP, including electronic media or devices and copies of such information , then in Licensee’s possession, regardless of who prepared it or how it was obtained, and/or shall destroy such information and provide certification to Licensor of such destruction, and (b) Licensor shall return to Licensee all books, records, documents, materials, and/or other repositories of information related to Licensee’s proprietary, confidential information, including electronic media or devices and copies of such information then in Licensors possession, regardless of who prepared it or how it was obtained, and/or shall destroy such information and provide certification to Licensee of such destruction. Each Party shall use all commercially reasonable efforts to delete all electronic copies of any of the other Party’s confidential information in its possession or control and, upon the written request of the other Party, give such other Patty evidence of same. Licensee shall take all commercially reasonable and necessary measures to prevent disclosure of the Licensed IP to all unauthorized third parties.

12.Non-Competition.

(a)Without Licensor’s express written consent, which consent may be withheld in Licensor’s sole and absolute discretion:

i.	Licensee may not utilize any of the Licensed IP or processes to either sell at wholesale, manufacture, or develop any cannabinoid-infused gummie products.

ii.

Licensee may not sell, manufacture, or develop cannabis-infused, gummie products that compete, or might compete, with the Licensed Products, during the natural Term of this Agreement, defined above, with the lone exception that Licensee may sell cannabis-infused gummie products purchased from third-party manufacturers, via its retail locations in the Territory. In the event Licensee breaches this Agreement and it is terminated by Licensor on such grounds prior to the natural expiration of the Term, then Licensee shall be barred from selling, manufacturing, or developing cannabis-infused, gummie products for a period of twelve (12) months from the date of such early termination.

(b)Licensee shall obtain from its key employees and subcontractors with access to the Licensed IP or processes written agreements binding them to the terms set forth in Section l2(a) and shall provide to Licensor upon demand the names of such employees and subcontractors, and copies of such agreements.

13.Enforcement. If any provision of Sections 12 or 13 is found to be illegal or unenforceable, such provision shall be severed or modified only to the extent necessary to make it enforceable, and as so severed or modified, the remainder of those sections shall remain in full force and effect.

The Parties acknowledge that the provisions of Sections 10 through 12 are essential for Licensor’s protection and that any breach or threatened breach of either of those sections would cause immediate and irreparable damage to Licensor, for which monetary relief would be inadequate or impossible to ascertain. Accordingly, the Parties agree that upon the existence of any breach or threatened breach of Sections I0, 11, or 12, Licensor may, without limitation of any other rights it may have, including the recovery of damages, costs, and/or attorney’s fees, seek a temporary restraining order, preliminary injunction, order for specific performance, or other appropriate form of equitable relief.

14.Right to Inspect. Licensee shall provide to Licensor the information regarding production and sales of the Licensed Products as set forth on Exhibit D, as may be modified from time to time by Licensor. All applicable records shall be open to inspection and full audit by Licensor and its agents at reasonable times during normal business hours and upon reasonable advance written notice to Licensee and at Licensor’s cost. All such audits or inspections shall be conducted in a manner to minimally interfere with Licensee’s operations. If any such inspection or audit discloses a liability for payment of monthly Revenue shares of five percent (5%) or more in excess of the Revenue share actually paid by Licensee for the applicable period, or if Licensee fails to timely deliver a required report following written notice of non-receipt of that report, in addition to paying the amount of the deficiency, Licensee shall pay Licensor’s reasonable costs of the examination revealing the shortfall. The following occurrences within any twelve (l 2) month period shall constitute a breach of this Agreement by Licensee: Two (2) inspections or audits disclosing a liability for payment of the Revenue share of five percent (5%) or more in excess of the revenue share paid by Licensee for the applicable period , or Licensee’s failure to deliver a required report two (2) times (following any notice that may be required elsewhere in this Agreement), or one inspection and one failure to deliver. In the event of a default under this Section 16, in addition to any other rights Licensor may have in connection with a breach of this Agreement, Licensor shall have the right to terminate this Agreement upon written notice and to collect damages from Licensee. Licensee shall keep all relevant records pertaining to production of the Licensed Products and calculation and payment of the Revenue shares to Licensor for at least three (3) years after the period to which such records relate, including any applicable records which would normally be examined by an independent accountant pursuant to generally accepted accounting principles.

15.Insurance. Licensee shall procure and maintain in full force, at its sole expense, beginning on the Execution Date, during the Term of this Agreement, for so long as Licensee continues to sell the Products after this Agreement terminates, and for 12 months following Licensee’ s final sale of the Products, commercial general liability and product liability insurance including coverage for Products (including Personal/Advertising and completed operations and contractual liability with a minimum  limit of One Million Dollars ($1,000,000)  per occurrence issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another ISO Commercial General Liability “occurrence” fom1 providing equivalent coverage, and a minimum aggregate amount of Three Million Dollars ($3,000,000). Such policy or policies shall be carried by insurance companies that are allowed to do business in the state(s) Licensee is located, and are in good standing, in the United States that have and maintain an A.M. Best’s rating of A-7 or better, that specifically recognize and insure Licensee against its contractual liability under this Agreement. Such insurance shall include broad form contractual liability coverage and (I) be primary and noncontributory; and (2) name Licensor as an additional insured, as its interest appears. Licensee shall also cause such coverage to contain an endorsement prohibiting cancellation, or failure to renew, without the insurer first giving Licensor thirty (30) days’ prior written notice (by certified or registered mail, return receipt requested, or email) of such proposed action. Deductibles and self-insured retentions shall be deemed to be “insurance” for purposes of the waiver of subrogation described in this Agreement below. Licensee shall also maintain adequate comprehensive general liability insurance with waivers of subrogation, covering employees and representatives of Licensor visiting Licensee’s facilities when providing any Training and Support. Licensee shall hold Worker’s Compensation insurance that shall cover Licensee’s employees while training in Colorado.

Licensor shall procure and maintain in full force , at its sole expense, beginning on the Execution Date, during the Term of this Agreement, for so long as Licensee continues to sell Licensor’s Products after this Agreement terminates, and for 12 months following Licensee’s final sale of Licensor’s Products, commercial general liability and product liability insurance including coverage for Products (including Personal/Advertising and completed operations and contractual liability with a minimum limit of One Million Dollars ($1,000,000) per occurrence issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial  General  Liability Coverage “occurrence” form CG 00 0l 10 01 or another ISO Commercial General Liability “occurrence” form providing equivalent coverage, and a minimum aggregate amount of Three Million Dollars ($3,000,000). Such policy or policies shall be carried by insurance companies that are allowed to do business in the state(s) Licensor is located, and are in good standing, in the United States that have and maintain an A.M. Best’s rating of A-7 or better, that specifically recognize and insure Licensor against its contractual liability under this Agreement. Licensor shall also cause such coverage to contain an endorsement prohibiting cancellation, or failure to renew, without the insurer first giving Licensee thirty (30) days’ prior written notice (by certified or registered mail, return receipt requested, or email) of such proposed action. Deductibles and self insured retentions shall be deemed to be “insurance” for purposes of the waiver of subrogation described in this Agreement below. Licensor shall also maintain adequate comprehensive general liability insurance with waivers of subrogation, covering employees and representatives of Licensee visiting Licensor’s facilities when providing any Training and Support. Licensor shall hold Worker’s Compensation insurance that shall cover Licensor’s employees while training in New Mexico.

16.Product Recall.

(a)If a recall is based upon the Licensed Products made by Licensee and it is determined that the Licensee is solely responsible for such recall, Licensee shall be responsible, at its cost and expense, to take any and all necessary actions related to Licensed Product recall, including , but not limited to: a) adhering to Applicable Law or applicable guidelines and/or requirements; b) payment of any and all costs and/or fees related to the Licensed Product recall; c) informing the dispensaries of such Licensed Product recall; d) removing from the marketplace and/or storing the recalled Licensed Product in a timely manner. Further, Licensee shall promptly notify Licensor of any Licensed Product recall and the actions to be taken to comply with Applicable Law.

(b)If a recall is based upon the Licensed IP or materials provided by Licensor, then Licensor shall be solely responsible, at its sole cost and expense, to take any and all necessary actions related to such Licensed Product recall, including, but not limited to: a) adhering to Applicable Law or appropriate guidelines and/or requirements; b) payment of any and all costs and/or fees related to the Licensed Product recall; c) coordinating with Licensee to inform the dispensaries of such Licensed Product recall.

17.Rights as to New Products. Licensor hereby grants to Licensee a right of first offer as to all new cannabis-infused products that it develops during the Term of this Agreement and which Licensor wishes to offer for sale within the Territory. Licensor shall give Licensee written notice of the name and general description of each such product and shall provide such additional general information as is reasonably requested by Licensee. The failure of the Parties to enter into an amendment to this Agreement adding any such product to the list of Licensed Products within thirty (30) days after Licensor’s notice shall constitute a termination of Licensee’s rights, solely with respect to such product under this Agreement, unless otherwise agreed by the Parties in writing.

18.Notice.All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (a) the earlier of the date actually received or seven (7) days after it is sent, if sent by certified mail, return receipt requested, postage prepaid and addressed to the address set forth in the Preamble or such other address has been provided by notice, or (b) the earlier of the date actually received or one (1) day after it is delivered to a nationally recognized overnight courier with online tracking and trace capabilities, if sent by such courier addressed to the address set forth in the Preamble or such other address as has been provided by notice, or (c) the date of email transmission, if sent by email with transmission confirmed and addressed to the email address set forth on the, signature page of this Agreement or such other email address as has been provided by notice.

19.Survival. The Parties expressly agree and understand that Sections 4, 9, 11, l 2(a), 13, 16, 18 and 19 through 24 of this Agreement shall survive the termination or expiration thereof.

20.Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative, and so far as it is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or any part hereof.

21.Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations, or warranties between them respecting the subject matter hereof. This written Agreement may not be later modified except by a further writing signed by both Parties, and no term of this Agreement may be waived except by writing signed by the Party waiving the benefit of such terms.

22.Acceptance in Counterparts. It is expressly understood that this Agreement may be executed in original or electronically signed counterparts by the undersigned Parties, all of which may be construed together as but a single instrument.

23.Cannabis Disclosure. The Parties hereby acknowledge and agree that (a) this Agreement covers the production of cannabis-infused products to be marketed and sold in accordance with Applicable Law, and (b) despite the fact that the cultivation, possession, and distribution of cannabis and cannabis-infused products remains illegal under Federal law, it is legal within the Territory. Accordingly, the Parties waive any defense as to the enforcement of this Agreement based upon an “illegality of purpose” theory or other related defenses.

24.Mandatory Binding Arbitration.

(a)Except for disputes governed by Section 15 of  this  Agreement,  any dispute, claim, interpretation, controversy, or issues of public policy arising out of relating to this Agreement, including the determination of the scope or applicability of this Section 26, shall be determined exclusively by arbitration held in Albuquerque, New Mexico, and shall be governed exclusively by the New Mexico Uniform Arbitration Act, NM Stat§§ 44-7A-1, et seq. (the “NMUAA”).

(b)The arbitrator shall be selected from the roster of arbitrators at the National Academy of Distinguished Neutrals in Albuquerque, New Mexico (“NADN”), unless the Parties agree otherwise. If the Parties do not agree on the selection of a single arbitrator within ten (10) days after a demand for arbitration is made, then the arbitrator shall be selected by JAG from among its available professionals. All arbitrations shall be held in Albuquerque, New Mexico, and proceed under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), except the Parties are not required to initiate the arbitration through the AAA nor pay any associated fees to the AAA. Arbitration of all disputes and the outcome of the arbitration shall remain confidential between the Parties except as necessary to obtain a court judgment on the award or other relief or to engage in collection of the judgment.

(c)The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in the City of Albuquerque and County of Bernalillo, New Mexico, with respect to this Section 26 to compel arbitration, to confirm an arbitration award or order, or to handle court functions permitted under the NMUAA. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding. The Parties may seek recognition and enforcement of any New Mexico state court judgment confirming an arbitration award or order in any United States state court or any court outside the United States or its territories having jurisdiction with respect to recognition or enforcement of such judgment.

(d)The Parties waive (i) any right of removal to the United States federal courts and (ii) any right to compel arbitration, to confirm any arbitration award or order, or to seek any aid or assistance of any kind in the United States federal courts.

[SIGNATURE PAGE FOLLOWS]

EXECUTED as of the Effective Date set forth above.

LICENSOR:		LICENSEE:

THE CIMA GROUP, LLC		Everest Apothecary, Inc.
a Colorado limited liability company		a New Mexico Nonprofit Corporation

By:	/s/ Nancy Whiteman	By:	/s/ Trishelle Kirk
Name:	Nancy Whiteman	Name:	Trishelle Kirk
Title:	CEO & Founder	Title:	COO
Telephone:	855-668-3342	Telephone:	505-899-8865
Email:	nancy@wanabrands.com	Email:	tkirk@everestnm.com

EXHIBIT A

LICENSED PRODUCTS AND LICENSED NAMES

[Intentionally Omitted]

EXHIBIT B

COMPENSATION

[Intentionally Omitted]

EXHIBIT C

TRAINING AND QUALITY ASSURANCE

[Intentionally Omitted]

EXHIBIT D

REPORTING

[Intentionally Omitted]

EXHIBIT E

THC DISTILLATE SPECIFICATIONS

[Intentionally Omitted]